SOMNIGROUP INTERNATIONAL INC. REPORTS FIRST QUARTER 2026 RESULTS
- First Quarter 2026 Net Sales Increased 12% to $1.8 Billion
- EPS Growth of 388% and Adjusted EPS(1) Growth of 20%
- Record First Quarter Cash Flows from Operations of $246 Million

DALLAS, TX, May 7, 2026 - Somnigroup International Inc. (NYSE: SGI, "Company") announced financial results for the first quarter ended March 31, 2026 and reaffirmed financial guidance for the full year 2026.

FIRST QUARTER 2026 FINANCIAL SUMMARY

•Total net sales increased 12.3% to $1,801.5 million as compared to $1,604.7 million in the first quarter of 2025, primarily driven by the inclusion of Mattress Firm sales for a full quarter as compared to the first quarter of 2025, which included Mattress Firm for the period of February 5, 2025 through March 31, 2025.
•Gross margin was 43.1% as compared to 36.2% in the first quarter of 2025. Adjusted gross margin(1) was 43.6% as compared to 42.2% in the first quarter of 2025.
•Operating income increased 1,317.4% to $187.1 million as compared to $13.2 million in the first quarter of 2025, which was negatively impacted by one-time transaction costs related to the Mattress Firm acquisition. Adjusted operating income(1) increased 17.4% to $214.6 million as compared to $182.8 million in the first quarter of 2025.
•Net income increased 414.8% to $104.2 million as compared to net loss of $(33.1) million in the first quarter of 2025, which was negatively impacted by one-time transaction costs related to the Mattress Firm acquisition. Adjusted net income(1) increased 28.4% to $124.5 million as compared to $97.0 million in the first quarter of 2025.
•Earnings per diluted share ("EPS") increased 388.2% to $0.49 as compared to loss per diluted share of $(0.17) in the first quarter of 2025, which was negatively impacted by one-time transaction costs related to the Mattress Firm acquisition. Adjusted EPS(1) increased 20.4% to $0.59 as compared to $0.49 in the first quarter of 2025.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change
	March 31, 2026	March 31, 2025
Net sales	$1,801.5	$1,604.7	12.3%
Net income (loss)	$104.2	$(33.1)	414.8%
Adjusted net income (1)	$124.5	$97.0	28.4%
Earnings (loss) per share	$0.49	$(0.17)	388.2%
Adjusted EPS (1)	$0.59	$0.49	20.4%

Company Chairman and CEO Scott Thompson commented, "While navigating challenging market conditions, we delivered solid financial results this quarter, including a robust 20% increase in adjusted EPS. Our performance in this muted market environment reflects the strength of our business and our continued focus on operational discipline and supporting our customers. Our scale, trusted brands, and omnichannel capabilities provide a solid foundation to succeed and support long‑term value creation."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company's business segments include Mattress Firm (acquired on February 5, 2025), Tempur Sealy North America and Tempur Sealy International. Corporate operating expenses are not included in any of the business segments and are presented separately as a reconciling item to consolidated results.

Mattress Firm net sales increased 49.2% to $885.9 million as compared to $593.7 million in the first quarter of 2025, primarily driven by the inclusion of net sales for a full quarter as compared to the first quarter of 2025, which included Mattress Firm for the period of February 5, 2025 through March 31, 2025. All Mattress Firm sales are reported through the direct channel.

Mattress Firm gross margin was 30.8% as compared to 32.2% in the first quarter of 2025. Adjusted gross margin(1) declined 360 basis points to 31.5% as compared to 35.1% in the first quarter of 2025. These declines were primarily driven by investments in promotional expenses, product mix and fixed cost deleverage.

Mattress Firm operating margin was 3.8% as compared to 1.1% in the first quarter of 2025. Adjusted operating margin(1) declined 230 basis points to 4.9% as compared to 7.2% in the first quarter of 2025, primarily driven by the decline in gross margin and the inclusion of operating income for a full quarter as compared to the first quarter of 2025, which included Mattress Firm for the period of February 5, 2025 through March 31, 2025. These declines were partially offset by favorable co-operative advertising expense.

Tempur Sealy North America net sales decreased 20.2% to $563.5 million as compared to $706.2 million in the first quarter of 2025, primarily driven by the accounting elimination of sales to Mattress Firm. Net sales through the wholesale channel decreased $111.0 million, or 19.0%, to $473.5 million as compared to the first quarter of 2025, primarily driven by the accounting elimination of sales to Mattress Firm for a full quarter in 2026 as compared to the first quarter of 2025, which eliminated sales to Mattress Firm for the period of February 5, 2025 through March 31, 2025. Net sales through the direct channel decreased $31.7 million, or 26.0%, to $90.0 million as compared to the first quarter of 2025, primarily driven by a decrease in sales from the divestiture of Sleep Outfitters in the second quarter of 2025.

North America gross margin was 57.9% as compared to 34.0% in the first quarter of 2025. Adjusted gross margin(1) improved 1,300 basis points to 58.3% as compared to 45.3% in the first quarter of 2025. These improvements were primarily driven by the achievement of synergies, the elimination of sales to Mattress Firm, lower product launch costs and operational efficiencies.

North America operating margin was 23.4% as compared to 5.7% in the first quarter of 2025. Adjusted operating margin(1) improved 710 basis points to 24.3% as compared to 17.2% in the first quarter of 2025. These improvements were primarily driven by the improvement in gross margin and the impact of the Mattress Firm acquisition, partially offset by investments in co-operative advertising expense.

Tempur Sealy International net sales increased 15.5% to $352.1 million as compared to $304.8 million in the first quarter of 2025, primarily driven by strong performance in key markets. On a constant currency basis(1), International net sales increased 7.2% as compared to the first quarter of 2025. Net sales through the direct channel increased $29.8 million, or 15.6%, to $220.4 million as compared to the first quarter of 2025. Net sales through the wholesale channel increased $17.5 million, or 15.3%, to $131.7 million as compared to the first quarter of 2025.

International gross margin improved 140 basis points to 50.4% as compared to 49.0% in the first quarter of 2025. The improvement was primarily driven by favorable mix and operational efficiencies.

International operating margin improved 160 basis points to 18.4% as compared to 16.8% in the first quarter of 2025. The improvement was primarily driven by the improvement in gross margin and operating expense leverage.

Corporate operating expense decreased to $42.9 million as compared to $85.0 million in the first quarter of 2025, primarily driven by decreased costs related to the Mattress Firm acquisition. Adjusted operating expense(1) was $30.6 million as compared to $32.8 million in the first quarter of 2025.
(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Consolidated Financial Position

Consolidated net income increased 414.8% to $104.2 million as compared to net loss of $(33.1) million in the first quarter of 2025. Adjusted net income(1) increased 28.4% to $124.5 million as compared to $97.0 million in the first quarter of 2025. EPS increased 388.2% to $0.49 as compared to loss per share of $(0.17) in the first quarter of 2025. Adjusted EPS(1) increased 20.4% to $0.59 as compared to $0.49 in the first quarter of 2025.

The Company ended the first quarter of 2026 with total debt of $4.6 billion and consolidated indebtedness less netted cash(1) of $4.5 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 3.07 times for the quarter ended March 31, 2026.

Financial Guidance

For the full year 2026, the Company currently expects adjusted EPS(1) to be between $3.00 to $3.40, which represents an approximate 19% increase from 2025 adjusted EPS(1) at the mid-point of the range.

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions and risks, many of which are outside the Company's control, including the possible imposition of new tariffs or retaliatory tariffs, a potential U.S. government shutdown and its effect on sales and supply of materials, increases in existing tariffs and other changes in trade policy and regulations and the resulting uncertainty of the macroeconomic environment. The Company is unable to reconcile forward‐looking adjusted EPS, a non‐GAAP financial measure, to EPS, its most directly comparable forward‐looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact EPS in 2026.

Proposed Acquisition of Leggett & Platt

On April 13, 2026, the Company announced it has signed a definitive agreement to acquire Leggett & Platt, Incorporated ("Leggett & Platt"), a diversified component manufacturer, in an all-stock transaction valued at approximately $2.5 billion based on the closing price of Somnigroup International's common stock as of April 10, 2026 and inclusive of Leggett & Platt's existing indebtedness. The Company expects the transaction to close by year-end 2026, subject to the satisfaction of customary closing conditions, including approval by Leggett & Platt's shareholders and receipt of applicable regulatory approvals. A separate press release related to the announcement of this transaction can be found on the Company's investor relations website at investor.somnigroup.com.

Dividend Declared

Today, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.17 per share, payable on June 4, 2026 to shareholders of record at the close of business on May 21, 2026.

Conference Call Information

Somnigroup International Inc. will host a live conference call to discuss financial results today, May 7, 2026, at 8:00 a.m. Eastern Time. The call will be webcast and can be accessed on the Company's investor relations website at investor.somnigroup.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to "Constant Currency Information" included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will," "contemplates" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding the Mattress Firm acquisition and the pending Leggett & Platt acquisition, expectations regarding post-closing supply agreements, future performance, synergies, integration of acquired companies with our business, including the Mattress Firm acquisition and the pending Leggett & Platt acquisition, the Company's expected quarterly results, full year guidance and outperformance relative to the broader industry, the Company's quarterly cash dividend, the Company's expectations regarding geopolitical events (including the war in Ukraine and the war in the Middle East) and any related effect on pricing, sales and supply of materials, the imposition of new tariffs or retaliatory tariffs, increases in existing tariffs and other changes in trade policy and regulations, changes in tax laws generally, including the H.R. 1 bill, a potential U.S. government shutdown and its effect on sales and supply of materials, loss of suppliers and disruptions in the supply of raw materials, the macroeconomic environment including its impact on consumer behavior, foreign exchange rates and fluctuations in such rates, the bedding industry, financial infrastructure, adjusted EPS for 2026 and subsequent periods and the Company's expectations for sales and adjusted EPS growth, including the Company's long-term expectations with respect to projected compound annual growth rate of sales and adjusted EPS through 2028 and broader market growth, product launches, expected hiring and advertising, capital project timelines, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risks include the ability to close the pending Leggett & Platt acquisition, which depends on the satisfaction of customary closing conditions, including approval by Leggett & Platt's shareholders and receipt of applicable regulatory approvals; the ability to successfully integrate Mattress Firm and Leggett & Platt into the Company's operations and realize synergies from the transactions; the possibility that the expected benefits of the Mattress Firm and Leggett & Platt acquisitions are not realized when expected or at all; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector, as well as consumer confidence and the availability of consumer financing; the impact of the macroeconomic environment in both the U.S. and internationally on the Company; uncertainties arising from national and global events and any related effect on pricing, sales and supply of materials; industry competition; the effects of consolidation of retailers on revenues and costs; and consumer acceptance and changes in demand for the Company's products and the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2025. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Somnigroup International Inc.

Somnigroup (NYSE: SGI) is the world's leading bedding company, dedicated to transforming how the world sleeps. With superior capabilities in design, manufacturing, distribution and retail, we deliver breakthrough sleep solutions and serve the evolving needs of consumers in more than 100 countries worldwide through our fully-owned businesses, Tempur Sealy, Mattress Firm and Dreams. Our portfolio includes the most highly recognized brands in the industry, including Tempur-Pedic®, Sealy®, Stearns & Foster®, and Sleepy’s®, and our global omni-channel platform enables us to meet consumers wherever they shop, offering a personal connection and innovation to provide a unique retail experience and tailored solutions.

Investor Relations Contact:

Lauren Avritt
Investor Relations
Somnigroup International Inc.
Investor.relations@somnigroup.com

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss)
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended
	March 31,		Chg %
	2026	2025
Net sales	$1,801.5	$1,604.7	12.3%
Cost of sales	1,024.6	1,024.2
Gross profit	776.9	580.5	33.8%
Selling and marketing expenses	428.5	362.6
General, administrative and other expenses	166.9	209.5
Equity income in earnings of unconsolidated affiliates	(5.6)	(4.8)
Operating income	187.1	13.2	1,317.4%

Other expense, net:
Interest expense, net	60.0	61.3
Other (income) expense, net	(10.2)	1.2
Total other expense, net	49.8	62.5

Income (loss) before income taxes	137.3	(49.3)	378.5%
Income tax (provision) benefit	(33.4)	16.5
Net income (loss) before non-controlling interest	103.9	(32.8)	416.8%
Less: Net (loss) income attributable to non-controlling interest	(0.3)	0.3
Net income (loss) attributable to Somnigroup International Inc.	$104.2	$(33.1)	414.8%

Earnings (loss) per common share:
Basic	$0.50	$(0.17)	394.1%
Diluted	$0.49	$(0.17)	388.2%

Weighted average common shares outstanding:
Basic	210.3	194.9
Diluted	212.6	198.9

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	March 31, 2026	December 31, 2025
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$110.8	$134.9
Accounts receivable, net	339.1	358.5
Inventories	631.0	630.0
Prepaid expenses and other current assets	164.8	170.7
Total Current Assets	1,245.7	1,294.1
Property, plant and equipment, net	1,009.8	1,019.2
Goodwill	4,586.9	4,595.9
Trade name and other intangible assets, net	2,582.6	2,587.1
Operating lease right-of-use assets	1,876.4	1,878.8
Deferred income taxes	18.3	18.5
Other non-current assets	219.9	207.1
Total Assets	$11,539.6	$11,600.7

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$465.1	$401.6
Accrued expenses and other current liabilities	610.1	636.5
Short-term operating lease obligations	400.7	399.6
Current portion of long-term debt	112.1	112.4
Income taxes payable	18.2	15.1
Total Current Liabilities	1,606.2	1,565.2
Long-term debt, net	4,436.4	4,573.3
Long-term operating lease obligations	1,585.3	1,589.8
Deferred income taxes	625.7	624.9
Other non-current liabilities	130.7	130.6
Total Liabilities	8,384.3	8,483.8

Redeemable non-controlling interest	7.9	8.9

Total Stockholders' Equity	3,147.4	3,108.0
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$11,539.6	$11,600.7

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) before non-controlling interest	$103.9	$(32.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	60.9	57.7
Amortization of stock-based compensation	11.6	8.4
Amortization of deferred financing costs	1.7	1.7
Bad debt expense	1.9	4.7
Deferred income taxes	1.7	—
Dividends received from unconsolidated affiliates	5.3	5.5
Equity income in earnings of unconsolidated affiliates	(5.6)	(4.8)
Foreign currency adjustments and other	2.6	0.8
Changes in operating assets and liabilities, net of effect of business acquisitions	62.5	65.2
Net cash provided by operating activities	246.5	106.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(60.5)	(24.0)
Acquisitions, net of cash acquired	—	(2,835.0)
Purchases of investments	(0.3)	—
Other	0.1	0.1
Net cash used in investing activities	(60.7)	(2,858.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under long-term debt obligations	1,164.9	1,880.4
Repayments of borrowings under long-term debt obligations	(1,299.3)	(663.1)
Proceeds from exercise of stock options	—	1.0
Treasury stock repurchased	(26.2)	(37.5)
Dividends paid	(36.7)	(32.9)
Repayments of finance lease obligations and other	(7.4)	(5.8)
Net cash (used in) provided by financing activities	(204.7)	1,142.1

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(5.2)	11.8
Decrease in cash, cash equivalents and restricted cash	(24.1)	(1,598.6)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	134.9	1,709.7
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$110.8	$111.1

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended March 31, 2026 and 2025:

	Three Months Ended March 31,
(in millions)	Consolidated		Mattress Firm		Tempur Sealy North America		Tempur Sealy International
	2026	2025	2026	2025	2026	2025	2026	2025
Direct (a)	$1,196.3	$906.0	$885.9	$593.7	$90.0	$121.7	$220.4	$190.6
Wholesale (b)	605.2	698.7	—	—	473.5	584.5	131.7	114.2
	$1,801.5	$1,604.7	$885.9	$593.7	$563.5	$706.2	$352.1	$304.8

(a)	The Direct channel includes company-owned stores, online and call centers.
(b)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, EBITDA, adjusted EBITDA, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, gross profit, gross margin, operating income (expense) and operating margin as a measure of operating performance, or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company's underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results from operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company's business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a "constant currency basis", which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period's currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended March 31, 2026 and 2025:

	Three Months Ended
(in millions, except per share amounts)	March 31, 2026	March 31, 2025
Net income (loss)	$104.2	$(33.1)
Business combination charges (1)	13.9	—
Legal and other charges (2)	8.6	—
Transaction costs (3)	3.6	51.9
Acquisition-related costs (4)	—	114.2
Transaction-related interest expense, net (5)	—	6.8
Supply chain transition costs (6)	—	3.5
Adjusted income tax provision (7)	(5.8)	(46.3)
Adjusted net income	$124.5	$97.0

Adjusted earnings per common share, diluted	$0.59	$0.49

Diluted shares outstanding	212.6	198.9

Please refer to Footnotes at the end of this release.

Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income (Expense) and Adjusted Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended March 31, 2026.

	1Q 2026
(in millions, except percentages)	Consolidated	Margin	Mattress Firm	Margin	Tempur Sealy North America	Margin	Tempur Sealy International	Margin	Corporate
Net sales	$1,801.5		$885.9		$563.5		$352.1		$—

Gross profit	$776.9	43.1%	$272.9	30.8%	$326.4	57.9%	$177.6	50.4%	$—
Adjustments:
Business combination charges (1)	8.7		6.5		2.2		—		—
Total adjustments	8.7		6.5		2.2		—		—

Adjusted gross profit	$785.6	43.6%	$279.4	31.5%	$328.6	58.3%	$177.6	50.4%	$—

Operating income (expense)	$187.1	10.4%	$33.4	3.8%	$131.7	23.4%	$64.9	18.4%	$(42.9)
Adjustments:
Business combination charges (1)	15.3		9.8		2.9		—		2.6
Legal and other charges (2)	8.6		—		2.5		—		6.1
Transaction costs (3)	3.6		—		—		—		3.6
Total adjustments	27.5		9.8		5.4		—		12.3

Adjusted operating income (expense)	$214.6	11.9%	$43.2	4.9%	$137.1	24.3%	$64.9	18.4%	$(30.6)

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended March 31, 2025:

	1Q 2025
(in millions, except percentages)	Consolidated	Margin	Mattress Firm	Margin	Tempur Sealy North America	Margin	Tempur Sealy International	Margin	Corporate
Net sales	$1,604.7		$593.7		$706.2		$304.8		$—

Gross profit	$580.5	36.2%	$191.2	32.2%	$240.0	34.0%	$149.3	49.0%	$—
Adjustments:
Acquisition-related costs (4)	95.4		17.4		78.0		—		—
Supply chain transition costs (6)	1.9		—		1.9		—		—
Total adjustments	97.3		17.4		79.9		—		—

Adjusted gross profit	$677.8	42.2%	$208.6	35.1%	$319.9	45.3%	$149.3	49.0%	$—

Operating income (expense)	$13.2	0.8%	$6.8	1.1%	$40.3	5.7%	$51.1	16.8%	$(85.0)
Adjustments:
Acquisition-related costs (4)	114.2		34.2		78.0		—		2.0
Transaction costs (3)	51.9		1.7		—		—		50.2
Supply chain transition costs (6)	3.5		—		3.5		—		—
Total adjustments	169.6		35.9		81.5		—		52.2

Adjusted operating income (expense)	$182.8	11.4%	$42.7	7.2%	$121.8	17.2%	$51.1	16.8%	$(32.8)
Please refer to Footnotes at the end of this release.

EBITDA, Adjusted EBITDA and Consolidated Indebtedness less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company's operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's leverage.

The Company's credit agreement (the "2023 Credit Agreement") provides the definition of adjusted EBITDA. Accordingly, the Company presents adjusted EBITDA to provide information regarding the Company's compliance with requirements under the 2023 Credit Agreement.

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended March 31, 2026 and 2025:

	Three Months Ended
(in millions)	March 31, 2026	March 31, 2025
Net income (loss)	$104.2	$(33.1)
Interest expense, net	60.0	54.5
Transaction-related interest expense, net (5)	—	6.8
Income tax provision (benefit)	33.4	(16.5)
Depreciation and amortization	73.1	66.6
EBITDA	$270.7	$78.3
Adjustments:
Business combination charges (1)	13.9	—
Legal and other charges (2)	8.6	—
Transaction costs (3)	3.6	51.9
Acquisition-related costs (4)	—	114.2
Supply chain transition costs (6)	—	3.5
Adjusted EBITDA	$296.8	$247.9
Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended March 31, 2026:

Trailing Twelve Months Ended
(in millions)	March 31, 2026
Net income	$521.4
Interest expense, net	266.6
Income tax provision	145.6
Depreciation and amortization	298.1
EBITDA	$1,231.7
Adjustments:
Business combination charges (1)	67.7
Loss on disposal of business (8)	13.9
Disposition-related costs (9)	10.5
Legal and other charges (2)	8.6
Supply chain transition costs (6)	8.6
Transaction costs (3)	7.7
Cloud-based computing arrangements impairment (10)	6.2
Adjusted EBITDA	$1,354.9
Loss from unrestricted subsidiary (11)	(0.9)
Future cost synergies to be realized from Mattress Firm acquisition (12)	100.0
Adjusted EBITDA per credit facility	$1,454.0

Consolidated indebtedness less netted cash	$4,467.1

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility	3.07 times

Under the 2023 Credit Agreement, the definition of adjusted EBITDA per credit facility contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the trailing twelve months ended March 31, 2026, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2023 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility is 3.07 times for the trailing twelve months ended March 31, 2026. The 2023 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of March 31, 2026. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2023 Credit Agreement for purposes of certain financial covenants.

(in millions)	March 31, 2026
Total debt, net	$4,548.5
Plus: Deferred financing costs (13)	29.4
Consolidated indebtedness	4,577.9
Less: Netted cash (14)	110.8
Consolidated indebtedness less netted cash	$4,467.1

Please refer to Footnotes at the end of this release.

Footnotes:

(1)	In the first quarter of 2026, the Company recorded $13.9 million of business combination charges. Cost of sales included $8.7 million of charges primarily related to the floor model transition associated with the refinement of Mattress Firm's multi-branded merchandising plan. Operating expenses included $6.6 million of professional fees and restructuring costs. Other income, net also included a benefit of $3.4 million resulting from the acquisition of Mattress Firm, offset by $2.0 million of charges related to Mattress Firm store refreshes.

In the trailing twelve months ended March 31, 2026, the Company recognized $67.7 million of business combination charges primarily related to the floor model transition associated with the refinement of Mattress Firm's multi-branded merchandising plan, professional fees and restructuring costs.
(2)	In the first quarter and the trailing twelve months ended March 31, 2026, the Company recorded $8.6 million of one-time charges, including $6.1 million of legal fees and $2.5 million of customer-related charges.
(3)	In the first quarter of 2026, the Company recorded $3.6 million of transaction costs, primarily associated with legal and professional fees related to the proposed acquisition of Leggett & Platt. In the first quarter of 2025, the Company recorded $51.9 million of transaction costs associated with legal and professional fees related to the Mattress Firm acquisition.

In the trailing twelve months ended March 31, 2026, the Company recorded $7.7 million of transaction costs primarily related to the Mattress Firm acquisition and related divestitures, and the proposed acquisition of Leggett & Platt.
(4)	In the first quarter of 2025, the Company recognized $114.2 million of acquisition-related costs following the Mattress Firm acquisition. Cost of sales included $95.4 million, primarily related to one-time business combination accounting and purchase price allocation adjustments. Operating expenses included $18.8 million of professional fees and restructuring costs.
(5)	In the first quarter of 2025, the Company incurred $6.8 million of transaction-related interest expense, net of interest income, related to the Term B Loan drawn and held in escrow. The proceeds of the Term B Loan were released upon the closing of the acquisition of Mattress Firm on February 5, 2025.
(6)	In the first quarter of 2025, the Company recorded $3.5 million of supply chain transition costs associated with the consolidation of certain manufacturing facilities, with $1.9 million recorded in cost of sales and $1.6 million recorded in operating expenses.

In the trailing twelve months ended March 31, 2026, the Company recorded $8.6 million of supply chain transition costs, with $1.6 million recorded in cost of sales and $0.6 million recorded in other expenses. Other expenses included $6.4 million of costs, primarily related to a manufacturing facility lease termination.
(7)	Adjusted income tax provision represents the tax effects associated with the aforementioned items and other non-recurring discrete items.
(8)	In the trailing twelve months ended March 31, 2026, the Company recorded a $13.9 million loss on disposal of business, net of proceeds of $9.0 million, associated with the divestiture of 73 Mattress Firm stores and its Sleep Outfitters subsidiary.
(9)	In the trailing twelve months ended March 31, 2026, the Company recorded $10.5 million of disposition-related costs, primarily related to retail store transition costs incurred for the divestiture to Mattress Warehouse.
(10)	In the trailing twelve months ended March 31, 2026, the Company recorded $6.2 million of impairment charges related to certain cloud-based computing arrangements.
(11)	A subsidiary in the Tempur Sealy North America business segment was accounted for as held for sale and designated as an unrestricted subsidiary under the 2023 Credit Agreement. Therefore, this subsidiary's financial results were excluded from the Company's adjusted financial measures for covenant compliance purposes.
(12)	In the trailing twelve months ended March 31, 2026, the Company is permitted to include $100.0 million of future cost synergies expected to be realized in connection with acquisitions for the purpose of calculating the Company's adjusted EBITDA in accordance with the 2023 Credit Agreement.
(13)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(14)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2023 Credit Agreement.